Exhibit 99.1

NARA BANCORP NAMES DIRECTOR Y.H. KIM

AS DIRECTOR EMERITUS AFTER RETIREMENT

LOS ANGELES – (BUSINESS WIRE) – May 30, 2006 — Nara Bancorp, Inc. (“Nara”) (NASDAQ:NARA), the holding company of Nara Bank (the “Bank”), announced today that its long-time director Mr. Yong Hwan Kim has decided to retire from his Board position when his term expires this year. Mr. Kim has been a director of the Bank since 1993 and of Nara since 2002. Mr. Kim has been named as Director Emeritus and will head the Bank’s newly formed Advisory Council.

“Mr. Yong Hwan Kim is a man of utmost integrity who has contributed greatly over many years to the success of Nara,” Chairman Chong-Moon Lee said. “We are fortunate to have had the long service of such a well- respected member of our community. We are equally fortunate that he has agreed to help us form an Advisory Council to ensure we become an even more integral part of the future of our community.”

“Nara’s Board of Directors is determined to bring the very best leadership to Korean American banking,” Mr. Kim said. “I am especially pleased that Nara’s Board has put in motion a long-term plan to set a new standard of excellence for our current customers as well as the next generation of Korean American banking customers.”

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small- and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and management, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services and pricing. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp’s financial results and business described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and risk factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revisions to these forward-looking statements.

Contact:	Min Kim
Nara Bank
(213) 389-2000

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